UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934

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Connecticut Water Service, Inc.

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NEWS

93 West Main Street, Clinton, CT 06413

Connecticut Water Service Inc. Reports Second Quarter 2018 Results

•	Total Revenues Increase 8.2 Percent
•	PURA and MPUC Regulatory Applications Filed for Merger with SJW Group
•	Dividend Payment Increased for 49th Consecutive Year

CLINTON, Conn. — August 9, 2018 — Connecticut Water Service, Inc. (Nasdaq: CTWS; the Company or CTWS) announced net income of $4.7 million, or earnings per basic common share (EPS) of $0.39, for the second quarter of 2018 on total revenues of $31.5 million. Total revenues include revenues generated by the Company’s three business segments: Water Operations, Service and Rentals, and Real Estate. In the second quarter of 2017, the Company had net income of $8.4 million or $0.75 per basic common share, on total revenues of $29.5 million.

The $3.7 million decrease in net income relative to 2017 was driven primarily by costs related to the merger with SJW Group in 2018 and a tax benefit in the second quarter of 2017 that was related to the release of previously reserved tax liabilities for the Connecticut Water Company (Connecticut Water).

Operating revenues increased $2.0 million from the same quarter of the previous year, driven primarily by the 2017 acquisition of Avon Water Company in Connecticut, increased Water Infrastructure and Conservation Adjustment (WICA) and Water Infrastructure Charge (WISC) surcharges, and a general rate increase in Maine Water’s Biddeford-Saco Division that became effective in December 2017.

“Our second quarter results reflect our continued focus on operational excellence as a pure-play water company and our employees’ record of superior customer service,” stated David C. Benoit, president and CEO of CTWS. Mr. Benoit added “We are pleased that our recently announced amended agreement with SJW Group enables us to join another leading water company who shares our commitment to a strong, local team of employees and world-class service to customers and communities, while also providing CTWS shareholders with significant, certain premium value for their shares.”

Year-to-Date Results

The Company reported net income of $3.5 million, or EPS of $0.29, on total revenues of $58.0 million in the first six months of 2018. In the same period of 2017, the Company had net income of $12.5 million, or $1.11 EPS, on total revenues of $53.7 million.

The $9.0 million decrease in net income was driven primarily by costs in 2018 related to the merger with SJW Group as well as tax benefits in the first and second quarters of 2017 that were related to the release of previously reserved tax liabilities for the Maine Water Company (Maine Water) and Connecticut Water.

Combination with SJW Group

As previously announced on August 6, CTWS and SJW Group have amended their merger agreement from a stock-for-stock transaction to an all-cash acquisition of all outstanding shares of CTWS common stock by SJW Group for $70 per share. The $70-per-share cash consideration represents a 33 percent premium to the Company’s unaffected closing share price of $52.57 on March 14, 2018. In addition to delivering substantial cash value to CTWS shareholders, the agreement continues to provide significant and comprehensive benefits for Connecticut Water customers, employees and communities.

As further detailed in the August 6 release, there will be no change in customer rates as a result of the transaction; the companies’ current record of superior service and reliability is expected to be further enhanced by capitalizing on technology and sharing best practices, operational expertise and more extensive resources; there will be no transaction-related layoffs or significant changes in employee compensation or benefits planned; the companies are committed to ongoing community support and involvement; and a dedicated, experienced team of locally-based employees and leadership will be retained at the operating utilities with the New England headquarters remaining in Clinton, Connecticut.

The application for the approval of CTWS combining with SJW Group was filed with Connecticut Public Utilities Regulatory Authority (PURA) on July 18, 2018. An application was filed by Maine Water with Maine Public Utilities Regulatory Commission (MPUC) on May 4, 2018. The amended merger agreement was provided to both PURA and the MPUC earlier this week.

Settlement Agreement

On February 7, 2018, Connecticut Water filed a motion with PURA to reopen its last rate decision for the purpose of considering a settlement agreement negotiated with the Office of Consumer Counsel (OCC). On July 6, 2018, PURA issued a draft decision that rejected the settlement agreement, due to the proposed treatment of income tax expense resulting from the Tax Cuts and Jobs Act.

Connecticut Water and the OCC each filed written exceptions to the draft decision and submitted a revised Settlement Agreement from both parties that would include an adjustment to reflect the impacts of the Tax Cuts and Jobs Act, but at a lower dollar amount than recommended in the PURA draft decision.

A final decision is expected to be issued by PURA in August with implementation of new rates to immediately follow.

Under the terms of the revised settlement agreement:

•

Connecticut Water would begin to recover through increased rates, retroactive to April 1, 2018, the $36.3 million of plant in service with Connecticut Water’s generational investment in clean drinking water at the newly upgraded Rockville Drinking Water Treatment Facility.

•	The current WICA surcharges on customers’ bills would be rolled into base rates and the surcharge would be reset to zero.

•	Connecticut Water would not increase its base rates until January 2020 at the earliest, with an exception for extraordinary circumstances.

Dividend Increase

On May 10, 2018, the Connecticut Water Service board of directors approved an increase of 5 percent to the Company’s annualized cash dividend, raising the quarterly amount to $0.3125 per share on the Company’s common stock for an annualized dividend of $1.25. Connecticut Water’s dividend has increased by more than 25 percent since 2013, and the May action marks the 49th consecutive year of increasing dividend payments. Connecticut Water is included in the NASDAQ Dividend Achievers Select Index, which requires a minimum of 10 consecutive years of dividend increases.

The dividend increase on common shares became effective with the quarterly cash dividend payment of $0.3125 per common share that was paid on June 15, 2018.

Infrastructure Replacement

Maine Water files for WISC increases with the MPUC on a system-by-system basis. Six WISC applications filed since the fourth quarter of 2017 have been approved to date in 2018, and the WISC surcharge in the Biddeford Saco division was reset to zero with the approval of the general rate case in December 2017. The current overall approved cumulative WISC surcharge for all divisions of Maine Water is 6.8 percent. The maximum WISC surcharge allowed in Maine ranges from 10 to 20 percent, depending on the size of the water system.

The current WICA charge is 9.98 percent for Connecticut Water and 7.51 percent for Avon Water. Heritage Village Water has not filed for a WICA surcharge.

WICA and WISC allow for recovery of eligible infrastructure replacements on a semiannual basis.

About CTWS

CTWS is one of the 10 largest U.S.-based publicly traded water utilities, and is listed on the Nasdaq Global Select Market under the ticker symbol CTWS. Through its regulated utility subsidiaries, CTWS serves more than 135,000 water customers, or more than 425,000 people in 80 communities across Connecticut and Maine, and more than 3,000 wastewater customers in Southbury, Connecticut.

Additional information regarding results, performance or achievements noted in this news release is available in the CTWS Form 10-Q that was filed with the U.S. Securities and Exchange Commission earlier today. A link to the Form 10-Q filing can be found at http://ir.ctwater.com.

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Connecticut Water Service, Inc. & Subsidiaries

Condensed Consolidated Selected Financial Data (unaudited)

Selected Income Statement Information (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands except per share amounts)	2018	2017	2018	2017
Operating Revenues	$29,904	$27,902	$54,757	$50,365
Other Water Activities Revenues	363	318	736	641
Real Estate Revenues	—	—	—	212
Service and Rentals Revenues	1,277	1,279	2,482	2,489

Total Revenues	$31,544	$29,499	$57,975	$53,707

Operating Expenses	$20,325	$17,253	$40,900	$34,363
Other Utility Income, Net of Taxes	$248	$190	$515	$355
Total Utility Operating Income	$9,827	$10,839	$14,372	$16,357
Gain on Property Transactions, Net of Taxes	$—	$—	$—	$33
Non-Water Sales Earnings (Services and Rentals), Net of Taxes	$432	$332	$828	$590
Net Income	$4,729	$8,418	$3,502	$12,486
Net Income Applicable to Common Shareholders	$4,728	$8,408	$3,492	$12,467
Basic Earnings Per Average Common Share	$0.39	$0.75	$0.29	$1.11
Diluted Earnings Per Average Common Share	$0.39	$0.73	$0.29	$1.09
Basic Weighted Average Common Shares Outstanding	11,884	11,344	11,873	11,242
Diluted Weighted Average Common Shares Outstanding	12,083	11,568	12,082	11,467
Book Value Per Share	$23.87	$22.45	$23.87	$22.45

Condensed Consolidated Balance Sheets (unaudited)

(In thousands)	June 30, 2018	June 30, 2017
ASSETS
Net Utility Plant	$708,240	$647,688
Current Assets	38,223	33,233
Other Assets	171,903	174,095

Total Assets	$918,366	$855,016

CAPITALIZATION AND LIABILITIES
Shareholders’ Equity	$287,542	$260,048
Preferred Stock	—	772
Long-Term Debt	251,723	205,351
Current Liabilities	60,884	62,608
Other Liabilities and Deferred Credits	318,217	326,237

Total Capitalization and Liabilities	$918,366	$855,016

Cautionary Statement Regarding Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” “strategy,” or “anticipates,” or the negative of those words or other comparable terminology.

The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the following factors: (1) the risk that the conditions to the closing of the transaction are not satisfied, including the risk that required approval from the shareholders of the Company for the transaction is not obtained; (2) the risk that the regulatory approvals required for the transaction are not obtained, on the terms expected or on the anticipated schedule; (3) the effect of water, utility, environmental and other governmental policies and regulations; (4) litigation relating to the transaction; (5) the ability of the parties to the transaction to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction; (6) the occurrence of any event, change or other circumstance that could give rise to the termination of the transaction agreement between the parties to the proposed transaction; (7) changes in demand for water and other products and services of the Company; (8) unanticipated weather conditions; (9) catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, terrorist acts, physical attacks, cyber attacks, or other similar occurrences that could adversely affect the Company’s facilities, operations, financial condition, results of operations, and reputation; (10) risks that the proposed transaction disrupts the current plans and operations of the Company; (11) potential difficulties in employee retention as a result of the proposed transaction; (12) unexpected costs, charges or expenses resulting from the transaction; (13) the effect of the announcement or pendency of the proposed transaction on the Company’s business relationships, operating results, and business generally, including, without limitation, competitive responses to the proposed transaction; (14) risks related to diverting management’s attention from ongoing business operations of the Company; (15) the trading price of the Company’s common stock; and (16) legislative and economic developments.

In addition, actual results are subject to other risks and uncertainties that relate more broadly to the Company’s overall business and financial condition, including those more fully described in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including, without limitation, its annual report on Form 10-K for the fiscal year ended December 31, 2017. Forward-looking statements are not guarantees of performance, and speak only as of the date made, and neither the Company nor its management undertakes any obligation to update or revise any forward-looking statements except as required by law.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of the Company by SJW Group. In connection with the proposed transaction, SJW Group and the Company intend to file relevant materials with the SEC, including the Company’s proxy statement on Schedule 14A. SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE COMPANY’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, and the Company’s shareholders will receive information at an appropriate time on how to obtain transaction-related documents free of charge from the Company. Such documents are not currently available.

Participants in Solicitation

SJW Group and its directors and executive officers, and the Company and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of the Company’s common stock in respect of the proposed transaction. Information about the directors and executive officers of SJW Group is set forth in the proxy statement for SJW Group’s 2018 Annual Meeting of Stockholders, which was filed with the SEC on March 6, 2018. Information about the directors and executive officers of the Company is set forth in the proxy statement for the Company’s 2018 Annual Meeting of Shareholders, which was filed with the SEC on April 6, 2018. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the acquisition when it becomes available.

News media contact:

Daniel J. Meaney, APR

Director of Corporate Communications

Connecticut Water Service, Inc.

93 West Main Street, Clinton, CT 06413-1600

(860) 664-6016